Joanna Zabriskie Joins Home Point Capital Inc. Board of Directors
ANN ARBOR, Mich., January 28, 2022 — The Board of Directors (the “Board”) of Home Point Capital Inc. (NASDAQ: HMPT) (“Home Point Capital”) today elected Joanna Zabriskie as a director. The Board also appointed Ms. Zabriskie as a member of its Audit Committee.
“Joanna is an outstanding addition to our Board of Directors, and we are extremely pleased to welcome her. She brings strong business and financial acumen, thoughtful leadership, and innovative thinking and will be very valuable to Home Point Capital and the Board,” said Willie Newman, President and Chief Executive Officer of Home Point Capital.

Ms. Zabriskie is President and CEO of the BH Companies, a national owner/operator of multifamily properties. She joined BH in 2013 as Senior Vice President. In December 2014, she was promoted to President and CEO. Prior to BH, her previous company co-invested with BH for many years as a sponsor/partner on multifamily acquisitions. Her roles included serving as the Managing Director and Chief Investment Officer of Harbour Realty Partners, a company she co-founded to invest in multifamily properties and serving as Managing Director for Captec Financial Group. Ms. Zabriskie earned an undergraduate degree from Carleton College and a Masters in International Management and MBA from the American Graduate School of International Management (Thunderbird). She has more than 25 years of experience in real estate, banking, and finance.
About Home Point Capital
Home Point Financial Corporation (“Homepoint”), a subsidiary of Home Point Capital, is one of the nation’s leading mortgage originators and servicers, putting people front and center of the homebuying and homeownership experience. Home Point Capital, together with its subsidiaries, supports successful homeownership as a crucial element of broader financial security and well-being through delivering long-term value beyond the loan. Founded in 2015 and headquartered in Ann Arbor, Michigan, Homepoint works with a nationwide network of more than 8,500 mortgage broker and correspondent partners with deep knowledge and expertise about the communities and customers they serve. Today, Homepoint is the nation’s third-largest wholesale mortgage lender and the 7th-largest non-bank mortgage lender.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in KY, LA, MD, NY, or WY. In these states, the company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Investor Relations Contact:
Home Point Capital:
Ginger Wilcox
investor@hpfc.com
Media Contact:
Home Point Capital:
Brad Pettiford
media@hpfc.com